EXHIBIT (a)(1)(ix)

E-mail Communication

From:	stockexchange@amd.com
Sent:	____________, 2003
To:	Name of AMD Employee
Subject:	STOCK OPTION EXCHANGE: FINAL Reminder

Dear [Name of AMD Employee]:

You viewed the website for the stock option exchange program but no election has been submitted to date. Don’t forget that the stock option exchange opportunity ends at __:00 p.m. PST (CALIFORNIA TIME) ____________, 2003. If no election has been made by this time, you will forfeit your right to participate in this program. Should you decide to participate in the exchange program, we urge you to make an election as soon as possible. Please visit:

http://hr/stock/exchange

You can review the program and elect to exchange one or more stock option grants. If you do not want to participate in the exchange, visit the website above and click the SUBMIT button without selecting any options for exchange.

If you decide to exchange any option, your election must be submitted via the website before __:00 p.m. PST (CALIFORNIA TIME) ____________, 2003.

If you have any questions, please e-mail cancelandregrant.questions@amd.com.